Exhibit 99.1

Horizon Technology Finance Announces Fourth Quarter and Full Year 2020 Financial Results

- Fourth Quarter 2020 Net Investment Income per Share of $0.21; NAV per Share of $11.02 -

- Annual Debt Portfolio Yield of 14.6% in 2020 -

- Declares Regular Monthly Distributions Totaling $0.30 per Share -

- Year-End Record Committed Backlog of $107 Million -

- Grew Portfolio Year over Year by 10% to $353 Million -

Farmington, Connecticut – March 2, 2021 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights

•	Net investment income (“NII”) of $3.9 million, or $0.21 per share, compared to $6.5 million, or $0.43 per share for the prior-year period
•	Total investment portfolio of $352.5 million as of December 31, 2020
•	Net asset value of $212.6 million, or $11.02 per share, as of December 31, 2020
•	Annualized portfolio yield on debt investments of 13.0% for the quarter
•	Funded nine loans totaling $76.6 million during the quarter
•	Raised total net proceeds of approximately $10.8 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from three portfolio companies
•	Cash of $46.7 million and credit facility capacity of $174.8 million as of December 31, 2020
•	Held portfolio of warrant and equity positions in 68 companies as of December 31, 2020
•	Undistributed spillover income of $0.32 per share as of December 31, 2020
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in April, May and June 2021

Full Year 2020 Highlights

•	Net investment income of $20.7 million, or $1.18 per share for 2020, compared to $20.5 million, or $1.52 per share, for the prior year
•	Achieved portfolio yield on debt investments of 14.6% for 2020
•	Funded 25 loans totaling $198.6 million; experienced liquidity events from 17 portfolio companies

“Despite one of the more challenging years, we managed our investment portfolio and capital through 2020 to position ourselves to generate strong results and continue expanding our portfolio as we enter 2021,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Although our fourth quarter NII of $0.21 per share was impacted by low origination volume in the third quarter, as well as by lower income from prepayments, we did originate nearly $77 million of new loans during the fourth quarter which we expect to provide a strong foundation to generate additional NII in the first quarter of 2021. We are also pleased to maintain our regular monthly distributions of $0.10 per share through June for our shareholders, a testament to the strong earnings power of our growing portfolio and our proactive portfolio management strategy.”

“In addition, during the quarter, we made significant progress in successfully exiting several underperforming loans. While this had an impact on realized losses, our portfolio at the end of the year reflects an enhanced credit profile as we enter 2021,” continued Mr. Pomeroy. “With the liquidity on our balance sheet, a strong backlog and pipeline of attractive opportunities, and a high market demand for venture debt, we believe we are well situated to take advantage of compelling investment opportunities and to continue delivering attractive returns for our shareholders.”

Fourth Quarter 2020 Operating Results

Total investment income for the quarter ended December 31, 2020 was $10.1 million, compared to $13.0 million for the quarter ended December 31, 2019. The year-over-year reduction in total investment income is primarily due to lower interest income on investments resulting from a lower debt investment portfolio due in part to the challenging economic and operating environment.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2020 and 2019 was 13.0% and 17.6%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended December 31, 2020 were $5.9 million, compared to $6.3 million for the quarter ended December 31, 2019. The decrease was primarily due to a $0.6 million reduction in performance-based incentive fees.

Net investment income for the quarter ended December 31, 2020 was $3.9 million, or $0.21 per share, compared to $6.5 million, or $0.43 per share, for the quarter ended December 31, 2019.

For the quarter ended December 31, 2020, net realized loss on investments was $18.6 million, or $0.99 per share, compared to net realized loss on investments of $0.3 million, or $0.02 per share, for the quarter ended December 31, 2019.

For the quarter ended December 31, 2020, net unrealized appreciation on investments was $17.1 million, or $0.91 per share, compared to $0.6 million, or $0.04 per share, for the prior-year period.

Full Year 2020 Operating Results

Total investment income for the year ended December 31, 2020 was $46.0 million, an increase of 6.7% compared to $43.1 million for the year ended December 31, 2019.

Horizon’s dollar-weighted annualized yield on average debt investments for the year ended December 31, 2020 and 2019 was 14.6% and 16.7%, respectively.

For the full year ended December 31, 2020, net investment income was $20.7 million, or $1.18 per share, compared to net investment income of $20.5 million, or $1.52 per share, in the prior year.

For the full year ended December 31, 2020, net realized loss on investments was $14.7 million, or $0.84 per share, compared to net realized loss on investments of $4.2 million, or $0.31 per share, for the full year ended December 31, 2019.

For the full year ended December 31, 2020, net unrealized appreciation on investments was $0.3 million, or $0.02 per share, compared to net unrealized appreciation on investments of $3.2 million, or $0.24 per share, for the full year ended December 31, 2019.

Portfolio Summary and Investment Activity

As of December 31, 2020, the Company’s debt portfolio consisted of 34 secured loans with an aggregate fair value of $333.5 million. In addition, the Company’s total warrant, equity and other investments in 70 portfolio companies had an aggregate fair value of $19.1 million. Total portfolio investment activity for the three months and full year ended December 31, 2020 and 2019 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Full Year Ended December 31,
	2020	2019	2020	2019
Beginning portfolio	$311,750	$281,519	$319,551	$248,441
New debt investments	76,913	65,548	198,561	200,832
Less refinanced debt investments	—	—	—	(17,500)
Net new debt investments	76,913	65,548	198,561	183,332

Investment in controlled affiliate investment	—	1,311	—	1,900
Principal payments received on investments	(4,485)	(4,300)	(24,829)	(17,369)
Early pay-offs	(30,644)	(23,773)	(121,429)	(94,321)
Accretion of debt investment fees	815	986	3,895	3,865
New debt investment fees	(938)	(905)	(2,353)	(2,669)
New equity	—	—	—	240
Warrants received in settlement of fee income	—	—	978	—
Proceeds from sale of investments	(134)	(2,137)	(8,335)	(4,548)
Dividend income from controlled affiliate investment	—	1,013	118	2,236
Distributions from controlled affiliate investment	—	—	—	(715)
Net realized loss on investments	(17,672)	(302)	(13,727)	(4,192)
Net unrealized appreciation on investments	17,139	579	313	3,201
Other	(199)	12	(198)	150
Ending portfolio	$352,545	$319,551	$352,545	$319,551

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2020, September 30, 2020 and December 31, 2019:

($ in thousands)	December 31, 2020			September 30, 2020			December 31, 2019
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	6	$77,950	23.4%	5	$67,893	22.7%	4	$45,339	15.7%
3	24	240,933	72.2%	21	198,841	66.5%	26	216,128	75.0%
2	3	12,875	3.9%	3	12,752	4.3%	3	24,888	8.6%
1	1	1,737	0.5%	5	19,400	6.5%	2	2,000	0.7%
Total	34	$333,495	100.0%	34	$298,886	100.0%	35	$288,355	100.0%

As of December 31, 2020, Horizon’s loan portfolio had a weighted average credit rating of 3.2 compared to 3.1 as of September 30, 2020 and December 31, 2019, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of December 31, 2020, there was one debt investment with an internal credit rating of 1, with a cost of $6.8 million and a fair value of $1.7 million. As of September 30, 2020, there were five debt investments with an internal credit rating of 1, with a cost of $38.3 million and a fair value of $19.4 million.  As of December 31, 2019, there were two debt investments with an internal credit rating of 1, with a cost of $5.7 million and a fair value of $2.0 million.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $72.4 million in available liquidity, consisting of $46.7 million in cash and money market funds, and $25.7 million in funds available under existing credit facility commitments.

As of December 31, 2020, there was $28.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of December 31, 2020, there was $22.3 million in outstanding principal balance under the $100 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 4.60%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $122.9 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of December 31, 2020, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended December 31, 2020, the Company sold 915,340 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $10.8 million, including $0.2 million of offering expenses, from these sales.

As of December 31, 2020, the Company’s debt to equity leverage ratio was 88%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 213%.

Liquidity Events

During the quarter ended December 31, 2020, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In November, Horizon received proceeds and equity totaling $1.3 million upon the exercise and sale of warrants, as well as the recognition of a success fee totaling $0.1 million, in ShopKeep, Inc. (“ShopKeep”). Horizon continues to hold warrants in ShopKeep.

In December, Mohawk Group Holdings (“Mohawk”) (NASDAQ: MWK) prepaid its outstanding principal balance of $13.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Mohawk.

In December, Vero Biotech, LLC (“Vero”) prepaid its outstanding principal balance of $4.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Vero.

Net Asset Value

At December 31, 2020, the Company’s net assets were $212.6 million, or $11.02 per share, compared to $184.1 million, or $11.83 per share, as of December 31, 2019. The lower net asset value per share as of December 31, 2020 was primarily due to our paid distributions in excess of our net investment income and the resolution of underperforming loans.

For the quarter ended December 31, 2020, net increase in net assets resulting from operations was $2.4 million, or $0.13 per share, compared to a net increase in net assets resulting from operations of $6.7 million, or $0.45 per share, for the quarter ended December 31, 2019.

Stock Repurchase Program

During the quarter ended December 31, 2020, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through December 31, 2020, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

Subsequent to December 31, 2020 pursuant to private foreclosure sales, the Company has received net proceeds of approximately $1.7 million from the sale of substantially all of the assets of The NanoSteel Company, Inc. (“NanoSteel”), which assets collateralized the Company’s debt investment in NanoSteel. The Company does not expect to receive any additional material proceeds from the sale of additional assets of NanoSteel.

On January 14, 2021, the Company funded a $5.0 million debt investment to a new portfolio company, Clara Foods Co.

On January 15, 2021, the Company funded a $7.0 million debt investment to a new portfolio company, Supply Network Visibility Holdings LLC.

On February 23, 2021, the Company funded a $7.0 million debt investment to an existing portfolio company, Getaround, Inc.

On February 25, 2021, the Company funded a $6.0 million debt investment to a new portfolio company, Primary Kids, Inc.

Monthly Distributions Declared in First Quarter 2021

On February 26, 2021, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of April, May and June 2021. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 17, 2021	March 18, 2021	April 16, 2021	$0.10
April 19, 2021	April 20, 2021	May 14, 2021	$0.10
May 17, 2021	May 18, 2021	June 15, 2021	$0.10
		Total:	$0.30

After paying distributions of $1.25 per share deemed paid for tax purposes in 2020, declaring on October 26, 2020 a distribution of $0.10 per share payable January 15, 2021, and generating taxable earnings of $1.23 per share in 2020, the Company's undistributed spillover income as of December 31, 2020 was $0.32 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 3, 2021, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13715731. The Company recommends joining the call at least 10 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31,	December 31,
	2020	2019
Assets
Non-affiliate investments at fair value (cost of $343,158 and $295,256, respectively)	$343,498	$294,304
Non-controlled affiliate investments at fair value (cost of $6,854 and $6,891, respectively)	7,547	8,597
Controlled affiliate investments at fair value (cost of $1,500 and $16,684, respectively)	1,500	16,650
Total investments at fair value (cost of $351,512 and $318,831, respectively)	352,545	319,551
Cash	19,502	6,465
Investments in money market funds	27,199	9,787
Restricted investments in money market funds	1,057	1,133
Interest receivable	4,946	5,530
Other assets	1,908	1,535
Total assets	$407,157	$344,001

Liabilities
Borrowings	$185,819	$152,050
Distributions payable	5,786	4,669
Base management fee payable	563	519
Incentive fee payable	975	1,613
Other accrued expenses	1,417	1,095
Total liabilities	194,560	159,946

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2020 and December 31, 2019	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 19,453,821 and 15,730,755 shares issued and 19,286,356 and 15,563,290 shares outstanding as of December 31, 2020 and December 31, 2019, respectively	19	16
Paid-in capital in excess of par	271,287	226,660
Distributable earnings	(58,709)	(42,621)
Total net assets	212,597	184,055
Total liabilities and net assets	$407,157	$344,001
Net asset value per common share	$11.02	$11.83

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Investment income
Interest income on investments
Interest income on non-affiliate investments	$9,217	$10,818	$41,503	$36,247
Interest income on affiliate investments	157	194	689	839
Total interest income on investments	9,374	11,012	42,192	37,086
Fee income
Prepayment fee income on non-affiliate investments	434	923	2,345	2,296
Fee income on non-affiliate investments	223	23	1,335	1,490
Fee income on affiliate investments	35	4	45	17
Total fee income	692	950	3,725	3,803
Dividend income
Dividend income on controlled affiliate investments	—	1,013	118	2,236
Total dividend income	—	1,013	118	2,236
Total investment income	10,066	12,975	46,035	43,125
Expenses
Interest expense	2,342	2,121	9,673	8,330
Base management fee	1,593	1,501	6,458	5,556
Performance based incentive fee	975	1,614	5,187	6,966
Administrative fee	276	276	1,016	907
Professional fees	445	492	1,540	1,537
General and administrative	312	280	1,190	968
Total expenses	5,943	6,284	25,064	24,264
Performance based incentive fee waived	—	—	—	(1,848)
Net expenses	5,943	6,284	25,064	22,416
Net investment income before excise tax	4,123	6,691	20,971	20,709
Provision for excise tax	222	239	222	239
Net investment income	3,901	6,452	20,749	20,470
Net realized and unrealized (loss) gain on investments
Net realized loss on non-affiliate investments	(18,644)	(302)	(14,686)	(4,173)
Net realized loss on controlled affiliate investments	—	—	(12)	—
Net realized loss on investments	(18,644)	(302)	(14,698)	(4,173)
Net unrealized appreciation on non-affiliate investments	17,020	576	1,585	1,196
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	120	—	(1,014)	2,019
Net unrealized appreciation (depreciation) on controlled affiliate investments	—	3	(258)	(14)
Net unrealized appreciation on investments	17,140	579	313	3,201
Net realized and unrealized (loss) gain on investments	(1,504)	277	(14,385)	(972)
Net increase in net assets resulting from operations	$2,397	$6,729	$6,364	$19,498
Net investment income per common share	$0.21	$0.43	$1.18	$1.52
Net increase in net assets per common share	$0.13	$0.45	$0.36	$1.45
Distributions declared per share	$0.30	$0.30	$1.25	$1.20
Weighted average shares outstanding	18,794,836	14,847,376	17,534,528	13,478,234